EXHIBIT 10.28

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

On February 12, 2008, the Board of Directors approved changes to the compensation to Board members who are not employees of the Company for services rendered as a director.  The compensation structure for fiscal 2007 and the compensation structure for fiscal 2008 are as follows:

	Fiscal 2008		Fiscal 2007
Annual fee	$35,000		$35,000
Attendance at each Board of Directors meeting	$1,500		$1,500
Attendance at a committee meeting on a date other than a regularly scheduled Board of Directors meeting	$1,250	(1)	$1,250
Audit Committee Chairperson annual fee	$5,000		$5,000
Compensation Committee Chairperson annual fee	$5,000		$5,000
Governance Committee Chairperson annual fee	$5,000		$5,000
Coordinating Director annual fee	$7,500		$7,500
Special Litigation Committee Chairperson annual fee (2)	$7,500		$7,500
Special Committee Chairperson fee (3)	$60,000		-
Special Committee member fee (3)	$40,000		-
Special Committee meeting attendance fee (3)	$1,500		$1,500
Stock option grant or cash consideration upon first joining the Board of Directors (4)	30,000 options or $100,000		30,000 options
Annual stock option grant (5)	7,500 options		7,500 options

(1)          If more than one committee meeting (including an executive session of Independent Directors) occurs on a date other than the day of a regularly scheduled Board of Directors meeting, only one fee will be paid for that day. Fees are not payable for telephonic meetings.

(2)          Our Board of Directors established a Special Litigation Committee to facilitate timely and orderly consideration of the matters raised by shareholder derivative actions filed against us and related parties concerning claims arising out of certain misdated options.

(3)          Our Board of Directors established a Special Committee to, among other matters, evaluate certain corporate governance issues and the advisability of pursuing strategic alternatives intended to increase stockholder value, including but not limited to, a recapitalization, and to make recommendations to the full Board of Directors. The Committee’s fees are authorized through March 31, 2008. Attendance fees are payable with respect to both in person and telephonic meetings of the Special Committee.

(4)          Represents a one-time grant to new directors of vested non-qualified stock options at a price equal to the fair market value on the date of approval of the grant by the Board of Directors.  Our Amended and Restated 1997 Non-Employee Director Stock Option Plan, under which we had previously issued stock option grants to directors, has expired.  Currently, none of our other equity plans provide for granting options to non-employee directors.  The Board of Directors intends to include on our  proxy for the 2008 Annual Meeting of Stockholders an amendment to our 2001 Omnibus Stock Option Incentive Plan (2001 Plan) to include non-employee directors as eligible to receive stock option grants under this plan. If such amendment is approved by our stockholders, then future grants to non-employee directors, including directors elected in February 2008, will be made pursuant to the 2001 Plan. If stockholders do not approve such amendment, cash compensation of $100,000 will be provided to new directors in fiscal 2008 in lieu of the initial stock option grant.

(5)          Excludes new directors receiving the initial one-time grant.  Represents vested non-qualified stock options at a price equal to the fair market value on the date of approval of the grants by the Board of Directors.